Exhibit 5.1

May 4, 2023	Todd J. Thorson direct dial: 214.210.1222 tthorson@bakerlaw.com

Ingevity Corporation

4920 O’Hear Avenue

Suite 400

North Charleston, South Carolina 29405

Ladies and Gentlemen:

We have acted as counsel to Ingevity Corporation, a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to registration under the Act by the Company of an additional 300,000 shares of common stock, par value $0.01 per share (the “Shares”), of the Company to be reserved for issuance and sold pursuant to the Company’s Amended and Restated 2017 Ingevity Corporation Employee Stock Purchase Plan (the “Plan”).

We have examined such documents and such matters of fact and law as we deem necessary to render the opinions contained herein. In our examination, we have assumed, but have not independently verified, (i) the genuineness of all signatures, (ii) the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, (iii) the authenticity of all such documents, and (iv) that all natural persons executing documents had and have the legal capacity to do so. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of the consideration for the Shares specified therein, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

May 4, 2023

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Baker & Hostetler LLP

Baker & Hostetler LLP